TBS International Limited Announces Acquisition of a Vessel

Hamilton, Bermuda – September 7, 2005 – TBS International Limited (NASDAQ: TBSI) announced today that it has expanded its fleet of vessels by taking delivery of the M.V. Tronador.

The M.V. Tronador, which will be renamed the Maori Maiden, is a 37,700 dwt bulk carrier that was built in 1984. It was purchased for $13.8 million under an agreement signed on June 30, 2005 and delivered in Long Beach, California on September 6, 2005. The vessel was purchased by the Company using the proceeds from the Company's recent initial public offering.

About TBS International Limited:

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

For more information, please contact:

Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Phone: 914-961-1000
E-mail: InvestorRequest@tbsship.com